Exhibit 6

EXECUTION VERSION

THIS SHARE PURCHASE AGREEMENT is made on the         day of October, 2015

BETWEEN:

(1)	COUNTRY HILL LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with company registration number 227827, whose registered address is at P.O. Box 190, Elgin Avenue, George Town, Grand Cayman, Cayman Islands KY1-9005 (the “Vendor”); and

(2)	CHINA INTEGRATED CIRCUIT INDUSTRY INVESTMENT FUND CO., LTD. (国家集成电路产业投资基金股份有限公司), a company incorporated in the PRC whose registered address is at Room 718, 7/F, Block 52, No. 2 Jingyuan North Street, Economic and Technological Development Area, Beijing Municipal (北京市经济技术开发区景园北街2号52幢7层718室) (the “Purchaser”),

(together, the “Parties” and each, a “Party”).

WHEREAS:

(A)	Semiconductor Manufacturing International Corporation (中芯國際集成電路制造有限公司) (the “Company”) is a company incorporated in the Cayman Islands, whose shares are listed on the Main Board of the SEHK (as defined below) under Stock Code 981 and on the NYSE (as defined below) under stock ticker “SMI”.

(B)	The Vendor as beneficial owner has agreed to sell and the Purchaser (through the Purchaser Nominee (as defined below)) has agreed to purchase 2,700,000,000 Shares (as defined below), at a purchase price of HKD 0.75 per Share for an aggregate price of HKD 2,025,000,000 (the “Sale Shares”) subject to the terms and conditions set out in this Agreement.

(C)	The Vendor and the Purchaser are executing and delivering this Agreement in reliance on Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “1933 Act”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

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NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following expressions have the following meanings:

“1933 Act”	has the meaning given to it in Recital (C);

“1934 Act”	has the meaning given to it under Clause 6.2(p);

“Agreement”	means this share purchase agreement, including the schedules, as may be supplemented or amended from time to time in writing;

“Arbitration Rules”	has the meaning given to it under Clause 10.1;

“Business Day”	means any day (excluding a Saturday, Sunday or public holiday) on which commercial banks in Hong Kong and PRC are normally open for business;

“CCASS”	means the Central Clearing and Settlement System established and operated by HKSCC;

“CIC”	has the meaning given to it in Clause 11.13;

“Company”	has the meaning given to it in Recital (A);

“Completion”	means completion of the sale and purchase of the Sale Shares in accordance with Clause 5;

“Completion Date”	means the date that is five (5) Business Days after the date on which all the conditions in Clauses 3.1 have been and remain satisfied (or been waived by the Purchaser in whole or in part, in the case of Clause 3.1(a) and 3.1(b), or by the Vendor in whole or in part, in the case of Clause 3.1(e)), or such other date as the Parties may agree in writing;

“Consideration”	means the price payable by the Purchaser for the purchase of the Sale Shares as set out in Clause 4;

“Datang”	has the meaning given to it in Clause 3.1(c);

“Dispute”	means a dispute arising between the Parties out of or in connection with this Agreement, including disputes arising out of or in connection with: (a) the existence, creation, validity, effect, interpretation, breach, termination, performance or non-performance of, or the legal relationships established by, this Agreement; (b) claims for set-off and counterclaims; and (c) any non-contractual obligations arising out of or in connection with Agreement;

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“Distribution Compliance Period”	has the meaning given to it under Clause 6.2(i)(iii);

“Encumbrance”	means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right to acquire, right of pre-emption, right of set-off, claim, counterclaim, trust arrangement, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“General Rules”	means the General Rules of CCASS issued by the HKSCC from time to time;

“HKD”	means Hong Kong dollars, the lawful currency of Hong Kong;

“HKIAC”	means the Hong Kong International Arbitration Centre;

“HKSCC”	means the Hong Kong Securities Clearing Company Limited;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) for the time being in force;

“NYSE”	means the New York Stock Exchange;

“PRC”	means the People’s Republic of China but excluding, for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region and the territory of Taiwan;

“PRC Regulatory Approval Event”	has the meaning given to it in Clause 3.4;

“Prohibited Transactions”	has the meaning given to it in Clause 6.2(t);

“Purchaser Nominee”	means Xinxin (HongKong) Capital Co., Limited, a company incorporated in Hong Kong whose registered address is at Unit 2 of Lower Ground Mirror Tower 61 Mody Road TST KLN HONG KONG;

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“Purchaser Warranties”	means the representations, warranties and undertakings given by the Purchaser in Clause 6.2;

“Regulation S”	has the meaning given to it in Recital (C);

“Relevant Exchange”	has the meaning given to it in Clause 8;

“Rule 144”	means collectively, Rule 144 or Rule 144A promulgated under the 1933 Act, as amended from time to time (or a successor rule thereto);

“Sale Shares”	has the meaning given to it in Recital (B);

“SEC”	has the meaning given to it in Recital (C)

“SEHK”	means the Stock Exchange of Hong Kong Limited;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“SFO”	means the Securities and Futures Ordinance of Hong Kong (as amended from time to time) for the time being in force;

“Shares”	means the common shares in the issued share capital of the Company of USD 0.0004 each, and “Share” means any of them;

“Shareholder”	means any person holding Shares and “Shareholders” shall have a corresponding meaning;

“Specific Shareholder Rights”	has the meaning given to it in Clause 7.1;

“Takeovers Code”	means the Codes on Takeovers and Mergers and Share Buy-backs issued by the SFC (as amended from time to time) for the time being in force;

“Trading Affiliates”	has the meaning given to it in Clause 6.2(t);

“United States”	means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“USD”	means United States dollars, the lawful currency of the United States of America; and

“Vendor Warranties”	means the representations, warranties and undertakings given by the Vendor in Clause 6.1.

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1.2.	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3.	References to clauses and schedules are to clauses of and the schedules to this Agreement.

1.4.	All representations, warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.5.	Words importing gender include each gender.

1.6.	References to “persons” include bodies corporate, firms and unincorporated associations, natural persons, and any other form of entities, together with their permitted assigns, successors and (where applicable) legal personal representatives.

1.7.	References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.8.	The singular includes the plural and vice versa.

1.9.	Clause headings are included for the convenience of the Parties only and do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms of this Agreement, the Vendor shall sell, and the Purchaser shall procure the Purchaser Nominee to purchase, the legal and beneficial ownership in the Sale Shares, free from any Encumbrance, and together with all rights attaching or accruing to them after Completion, including all dividends and distributions declared, made or paid on or after the Completion Date. The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.

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3.	CONDITIONS

3.1.	The sale and purchase of the Sale Shares as contemplated in this Agreement is conditional upon:

(a)	the Sale Shares remaining listed and traded on the main board of the SEHK, and no notification or indication being received by the Vendor from the SEHK or the SFC prior to Completion that the listing of the Sale Shares on the SEHK will or may be, for whatever reason, withdrawn or suspended prior to the Completion Date;

(b)	the Vendor Warranties remaining true, accurate and not misleading as at the Completion Date by reference to the facts and circumstance subsisting as at the Completion Date;

(c)	the completion of: (i) the subscription of 961,849,809 new Shares by Datang Holdings (Hongkong) Investment Company Limited (“Datang”) under the subscription agreement entered into between the Company and Datang dated June 11, 2015; and (ii) the subscription of 323,518,848 new Shares by the Vendor under subscription agreement entered into between the Company and the Vendor dated June 11, 2015;

(d)	if required, any approvals or consents from any PRC government authorities having been obtained by the Vendor either unconditionally or on conditions acceptable to the Vendor;

(e)	the Purchaser Warranties remaining true, accurate and not misleading as at the Completion Date by reference to the facts and circumstance subsisting as at the Completion Date; and

(f)	if required, any approvals or consents from any PRC government authorities having been obtained by the Purchaser either unconditionally or on conditions acceptable to the Purchaser.

3.2.	In connection with the foregoing Clause 3.1:

(a)	the Purchaser shall be entitled to waive the conditions precedent set out in Clause 3.1(a) and 3.1(b) by serving a notice in writing to the Vendor; and

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(b)	the Vendor shall be entitled to waive the condition precedent set out in Clause 3.1(e) by serving a notice in writing to the Purchaser.

3.3.	The Vendor undertakes to use its best endeavours to ensure that the condition set out in Clause 3.1(b) is fulfilled and remains fulfilled as at the Completion Date. The Purchaser undertakes to use its best endeavours to ensure that the condition set out in Clause 3.1(e) is fulfilled and remains fulfilled as at the Completion Date.

3.4.	The Purchaser shall use its commercially reasonable efforts to determine whether it is necessary to obtain approval or consent from any PRC government authorities (each approval or consent, a “PRC Regulatory Approval Event”) pursuant to the condition precedent set out in Clause 3.1(f). If the Purchaser determines that such a PRC Regulatory Approval Event is necessary, it undertakes to promptly notify the Vendor in writing of the details of any such PRC Regulatory Approval Event (including for the avoidance of doubt, the relevant PRC government authority to which the PRC Regulatory Approval Event relates), and further undertakes to use its commercially reasonable efforts to ensure that the PRC Regulatory Approval Event is fulfilled as soon as reasonably practicable and in any event by the date referred to in Clause 3.6 (or such other date as may be agreed by the parties).

3.5.	The Vendor shall use its commercially reasonable efforts to determine whether it is necessary to obtain any PRC Regulatory Approval Event pursuant to the condition precedent set out in Clause 3.1(d). If the Vendor determines that such a PRC Regulatory Approval Event is necessary, it undertakes to promptly notify the Purchaser in writing of the details of any such PRC Regulatory Approval Event (including for the avoidance of doubt, the relevant PRC government authority to which the PRC Regulatory Approval Event relates), and further undertakes to use its commercially reasonable efforts to ensure that the PRC Regulatory Approval Event is fulfilled as soon as reasonably practicable and in any event by the date referred to in Clause 3.6 (or such other date as may be agreed by the parties).

3.6.	If any of the conditions set out in Clauses 3.1 (with the exception of sub-clause (c)) have not been fulfilled or does not remain fulfilled (or been waived by the Purchaser in whole or in part, in the case of Clause 3.1(a) and 3.1(b), or by the Vendor in whole or in part, in the case of Clause 3.1(e)) by March 31, 2016 (or such other date as may be agreed by the Parties), or if all the conditions set out in Clauses 3.1 (with the exception of sub-clause (c)) have been fulfilled or remain fulfilled (or been waived by the Purchaser in whole or in part, in the case of Clause 3.1(a) and 3.1(b), or by the Vendor in whole or in part, in the case of Clause 3.1(e)) but the condition set out in Clause 3.1 (c) have not been fulfilled or does not remain fulfilled by June 30, 2016, then this Agreement (with the exception of the provisions under Clause 8) shall cease and terminate, and the Parties shall not have any obligations and liabilities hereunder save for any antecedent breaches of the terms hereof.

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4.	CONSIDERATION

The total price for the Sale Shares to be paid by the Purchaser (through the Purchaser Nominee) to the Vendor is HKD 2,025,000,000 (equivalent to HKD 0.75 per Sale Share) (“Consideration”), which shall be payable to the Vendor at Completion in accordance with Part 2 of Schedule 1.

5.	COMPLETION

5.1.	Subject to the provisions of Clause 3, Completion shall take place at 10:00 AM (Hong Kong time) on the Completion Date at the Hong Kong offices of Baker & McKenzie LLP, or such other time and place as agreed by the Parties, when all (but not some only) of the events detailed in this Clause 5 shall occur.

5.2.	At Completion, the Vendor shall do or deliver (or cause to be done or delivered) to the Purchaser the items listed in Part 1 of Schedule 1.

5.3.	At Completion, and subject to the Vendor complying with its obligations under Clause 5.2, the Purchaser shall do or deliver (or cause to be delivered) to the Vendor the matters or items listed in Part 2 of Schedule 1.

5.4.	If in any respect any of the foregoing provisions of this Clause 5 is not complied with on the Completion Date by any Party, the other Party may at its option defer Completion until a date (being a Business Day) no later than 15 Business Days after the Completion Date (and so that the provisions of this Clause 5 shall apply to Completion as so deferred). Unless the other Party so defers Completion, this Agreement shall terminate on the Completion Date, but without prejudice to any claim which a Party may have against the other Party for breach of contract.

6.	WARRANTIES

6.1.	The Vendor represents and warrants to the Purchaser that each of the statements set out in Clause 6.1 is true, accurate and not misleading as at the date of this Agreement, and will at Completion and at all times before Completion (by reference to the facts and circumstances existing at the relevant time) be true, accurate and not misleading:

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(a)	it has been duly incorporated, is duly organised and is validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)	it has full power, authority and capacity to enter into and perform this Agreement to which it is a party and this Agreement constitutes legal, valid and binding obligations on it enforceable in accordance with their terms, subject to any principles of equity or insolvency law;

(c)	it has obtained all consents, authorisations and approvals (corporate, governmental or otherwise) required to be obtained by it for or in connection with the execution of this Agreement and the performance, validity or enforceability of the terms of this Agreement;

(d)	the execution and performance of, and compliance with the terms of this Agreement does not and will not conflict with, or constitute a default under, any provision of:

(i)	any agreement or instrument to which the Vendor is a party; or

(ii)	the memorandum or articles of association (or equivalent documents) of the Vendor; or

(iii)	any lien, lease, order, judgment, award, injunction, decree, ordinance, law, regulation or any other restriction of any kind or character within the best knowledge and belief of the Vendor by which it is bound; and

(e)	it is the legal and beneficial owner of the Sale Shares, which are fully paid up, free and clear of all Encumbrances whatsoever.

(the above collectively referred to as the “Vendor Warranties”).

6.2.	The Purchaser represents and warrants to the Vendor that each of the statements set out in this Clause 6.2 is true, accurate and not misleading with respect to the Purchaser as at the date of this Agreement, and will at Completion and at all times before Completion (by reference to the facts and circumstances existing at the relevant time) be true, accurate and not misleading:

(a)	it has been duly incorporated, is duly organised and is validly existing and in good standing under the laws of its jurisdiction of incorporation;

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(b)	it has full power, authority and capacity to enter into and perform this Agreement to which it is a party, and this Agreement constitutes legal, valid and binding obligations on the Purchaser enforceable in accordance with their terms, subject to any principles of equity or insolvency law;

(c)	it has obtained all consents, authorisations and approvals (corporate, governmental or otherwise) required to be obtained by it for or in connection with the execution and the performance, validity or enforceability of the terms of this Agreement;

(d)	the execution and performance of, and compliance with the terms of this Agreement does not and will not conflict with, or constitute a default under, any provision of:

(i)	any agreement or instrument to which the Purchaser is a party;

(ii)	the memorandum or articles of association (or equivalent documents) of the Purchaser; or

(iii)	any lien, lease, order, judgment, award, injunction, decree, ordinance, law, regulation or any other restriction of any kind or character within the best knowledge and belief of the Purchaser by which the Purchaser is bound;

(e)	the purchase of the Sale Shares will not result in the Purchaser (together with any person acting in concert with it, including but not limited to, the Purchaser Nominee) holding 30% or more voting rights in the Company or otherwise triggering the mandatory general offer obligations under the Takeovers Code;

(f)	it has received fundamental information that it believes is necessary or appropriate to rely on to enter into this Agreement, it has conducted its own proper investigation with respect to the Sale Shares and the Company from the publicly available information, and it has, in its own knowledge and experience with respect to the financial and business matters, evaluated the merits and risks of prospective investment in the Sale Shares. Its decision to purchase the Sale Shares is made based on its independent judgement (including prior knowledge of Company as an existing Shareholder thereof), and such purchase has been approved by the competent persons of the Purchaser with proper authority (i.e. its board of directors);

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(g)	it is not purchasing the Sale Shares as a result of any advertisement, article, notice or other communication regarding the securities of the Company published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any general advertisement;

Compliance with Regulation S

(h)	the Purchaser:

(i)	is domiciled and has its principal place of business outside the United States;

(ii)	is not a “U.S. Person” as defined under Rule 902 of Regulation S and is not acquiring the Sale Shares for the account or benefit of any U.S. Person;

(iii)	at the time of offering to the Vendor to purchase the Sale Shares and at the time of the Purchaser’s execution of this Agreement, the Purchaser was located outside the United States; and

(iv)	at the time of the Completion, the Purchaser or persons acting on the Purchaser’s behalf in connection therewith, will be located outside the United States;

(i)	it acknowledges that:

(i)	the Sale Shares sold to it pursuant to this Agreement have not been and will not be registered under the 1933 Act or the “blue sky” or securities laws of any state of the United States;

(ii)	in selling the Sale Shares to the Purchaser, the Vendor is relying upon the exemption from registration provided by Regulation S; and

(iii)	it is a condition to the availability of the Regulation S safe harbour that the Sale Shares not be offered or sold in the United States or to a U.S. Person until the expiration of a period of six months after the Completion Date (the “Distribution Compliance Period”);

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(j)	it acknowledges that until the expiration of the Distribution Compliance Period:

(i)	it and its agents or representatives have not and will not solicit offers to buy, offer for sale or sell any of the Sale Shares or any beneficial interest therein in the United States or to or for the account of a U.S. Person;

(ii)	notwithstanding the foregoing, prior to the expiration of the Distribution Compliance Period, the Sale Shares may be offered and sold by the holder thereof only if such offer and sale is made:

(A)	within the United States or to or for the account of a U.S. Person, pursuant to an effective registration statement or an exemption from the registration requirements of the 1933 Act; or

(B)	outside the United States and to a person other than a U.S. Person.

The foregoing restrictions are binding upon subsequent transferees of the Sale Shares, except for transferees pursuant to an effective registration statement. The Purchaser agrees that after the Distribution Compliance Period, the Sale Shares may be offered or sold within the United States or to or for the account of a U.S. Person only in accordance with this Agreement and pursuant to applicable securities laws;

(k)	it is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the 1933 Act);

(l)	it understands that the Sale Shares constitute “restricted securities” within the meaning of Rule 144 inasmuch as they are being acquired from the Vendor in a transaction pursuant to Regulation S. Under applicable laws and regulations, the Sale Shares may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed thereby and by the 1933 Act. The Purchaser understands that under Rule 144, except as otherwise provided by section (k) of that Rule, the limitations include, among other things:

(i)	the availability of certain current public information about the Company;

(ii)	the resale occurring not less than six months after the Purchaser has purchased and paid for the Sale Shares to be sold; and

(iii)	limitations on the amount of Sale Shares to be sold and the manner of sale.

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The Purchaser acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Act or compliance with another exemption from registration will be required for any disposition of the Sale Shares. The Purchaser understands that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted Sale Shares received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk;

(m)	it hereby acknowledges that during the Distribution Compliance Period, no deposit of the Sale Shares sold pursuant to this Agreement will be accepted into its American Depositary Shares program, and the Sale Shares may not be offered or sold in the United States or to U.S. Persons unless the Sale Shares are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available. The Purchaser further acknowledges that, for so long as the Sale Shares are held by “affiliates” within the meaning of Rule 144(a)(1) under the 1933 Act or are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act, the Sale Shares will not be eligible for deposit under any unrestricted depositary receipt facility;

(n)	it has not engaged or cause any third party to engage in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Sale Shares;

(o)	it has not engaged in hedging transactions (within the meaning of Rule 903(b)(3)(iii)(B)(4) of Regulation S) with regard to the Sale Shares unless in compliance with the 1933 Act;

No public sale or distribution

(p)	it is acquiring the Sale Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Sale Shares. The Purchaser is not a broker-dealer registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”) or an entity engaged in a business that would require it to be so registered as a broker-dealer;

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Reliance on exemptions

(q)	it understands that the Sale Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Vendor is relying upon the truth and accuracy of, and its compliance with, the representations, warranties, agreements, acknowledgments and understandings of it set forth herein in order to determine the availability of such exemptions and the eligibility of it to acquire the Sale Shares;

Transfer or resale

(r)	it understands that:

(i)	the Sale Shares have not been registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred within the United States or to or for the account or benefit of a U.S. Person unless subsequently registered or otherwise exempted from the registration requirement thereunder;

(ii)	any sale of the Sale Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Sale Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and

(iii)	neither the Vendor nor any other person is under any obligation to register the Sale Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder;

Legends

(s)	the Purchaser understands that the certificates or other instruments representing the Sale Shares, until such time as the resale of the Sale Shares have been registered under the 1933 Act, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

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“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER, IF NOT A U.S. PERSON: (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THESE SHARES IN AN OFFSHORE TRANSACTION; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THESE SHARES EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (C) INSIDE THE UNITED STATES, TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (D) INSIDE THE UNITED STATES, TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THESE SHARES IN THE FORM SATISFACTORY TO THE COMPANY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY), (E) OUTSIDE THE UNITED STATES, IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULES 904 AND 905 UNDER THE ACT, OR (F) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE); AND (3) AGREES THAT IT WILL GIVE EACH PERSON TO WHOM THESE SHARES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THESE SHARES PURSUANT TO CLAUSES (2)(C), (D), (E) OR (F) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS, OR OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT. AS USED HEREIN, THE TERMS ‘OFFSHORE TRANSACTION’, ‘UNITED STATES’, AND ‘U.S. PERSON’ HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE ACT.”;

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Prohibited transactions

(t)	since the time when the Purchaser and the Vendor first came into contact regarding the transactions contemplated hereby, neither the Purchaser nor any affiliate of the Purchaser nor any person acting on behalf of or pursuant to any understanding with the Purchaser (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Shares, granted any other right (including without limitation, any put or call option) with respect to the Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Shares or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”), and neither the Purchaser nor its Trading Affiliates will enter into a Prohibited Transaction after the date hereof until the later to occur of:

(i)	the transactions contemplated hereby being publicly announced; and

(ii)	the Completion Date,

(the above collectively referred to as the “Purchaser Warranties”); and

Purchaser Nominee

(u)	that each of the warranties set out in Clause 6.2(a) to (t) in respect of itself are also given by the Purchaser in respect of the Purchaser Nominee (as though references to the Purchaser were replaced with references to the Purchaser Nominee and that references to this Agreement with replaced with references to this Agreement and any other document entered into in connection with this Agreement by the Purchaser Nominee).

6.3.	Each of (a) the Vendor Warranties given by the Vendor, and (b) the Purchaser Warranties given by the Purchaser, shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other warranty or anything in this Agreement.

6.4.	In the event of it being found prior to Completion that:

(a)	any of the Vendor Warranties are untrue, misleading or incorrect or have not been fully carried out in any respect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is inconsistent with Vendor Warranties, the Purchaser shall not be bound to complete the purchase of the Sale Shares and the Purchaser may by notice rescind its obligations under this Agreement without liability on its part; or

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(b)	any of the Purchaser Warranties are untrue, misleading or incorrect or have not been fully carried out in any respect, or in the event of any matter or thing arising or becoming known or being notified to the Vendor which is inconsistent with Purchaser Warranties, the Vendor shall not be bound to complete the sale of the Sale Shares and the Vendor may by notice rescind its obligations under this Agreement without liability on its part.

6.5.	The right conferred upon the Parties in Clause 6.4 is in addition to and without prejudice to any other rights of the Parties (including any rights to claim damages or compensation from the other Party by reason of any such breach or non-fulfilment) and failure to exercise it shall not constitute a waiver of any such rights.

6.6.	Each Party will both before and after Completion promptly notify the other Party in writing of any matter or thing of which it becomes aware of which is a breach of or inconsistent with any of the Vendor Warranties or the Purchaser Warranties, as the case may be.

7.	UNDERTAKINGS

7.1.	The Vendor acknowledges that the Purchaser wishes to obtain certain rights from the Company after the Completion, including (i) a pre-emptive right to subscribe for new Shares to be issued by the Company and (ii) the right to nominate one director to the board of the Company (together, the “Specific Shareholder Rights”), which are in both cases, comparable to the rights that the Vendor had under the Subscription Agreement dated April 18, 2011 entered into between the Vendor and the Company. In connection with the foregoing, subject to Clause 7.4, the Vendor agrees to use its commercially reasonable efforts to assist the Purchaser in its discussion with the Company, to obtain the Specific Shareholder Rights from the Company, PROVIDED THAT the Vendor hereby does not make any promise to the Purchaser and shall not have any responsibility as to whether the Purchaser may obtain the Specific Shareholder Rights from the Company.

7.2.	To the extent permitted by any applicable laws, regulations, listing rules of NYSE and SEHK and any other regulatory requirements, and subject always to any confidentiality obligations by which the Vendor is bound, each Party undertakes to procure that, prior to the Completion, particulars of every significant new factor known to it which is capable of materially and adversely affecting the sale and purchase of the Sale Shares and which arises between the date hereof and the Completion Date shall be promptly provided to the other Party, PROVIDED THAT the this shall not apply to any such new factor that (i) is publicly disclosed or is available to each and every Shareholder, or (ii) affects the sale and purchase of any or all Shares rather than the sale and purchase of the Sale Shares only.

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7.3.	In addition to the undertakings under Clause 7.1 and Clause 7.2, each of the Vendor and Purchaser undertakes with one another to use its respective commercially reasonable efforts to do all such other acts and things as may be reasonably required by the other Party in order to effect the sale and purchase of the Sale Shares in accordance with the terms of this Agreement.

7.4.	Each of the Vendor and the Purchaser acknowledges and agrees that the undertaking given in Clause 7.1 shall commence on the date of this Agreement and shall cease upon the expiry of 6 months after the Completion Date and that the undertakings given in Clause 7.2 and Clause 7.3 shall commence on the date of this Agreement and shall cease on the Completion Date.

8.	FURTHER OBLIGATIONS OF THE PARTIES

If required by the listing rules of the SEHK and NYSE, the applicable securities and futures regulations of Hong Kong (including for the avoidance of doubt, Part XV of SFO) and the United States (including with the SEC pursuant to the 1933 Act), or any other similar rules and regulations of any stock exchange on which the securities (including, but not limited to, shares or depository receipts of the shares) of the Company are listed (each a “Relevant Exchange”), each Party hereby undertakes to as soon as reasonably practicable (and in any event, within the requisite timeframes set out in the listing rules of the Relevant Exchanges and all other applicable laws) to notify or disclose: (a) the execution of this Agreement by the Party; and/or (b) a change in the shareholding interest or the nature of such shareholding interest of the Party in the Company, in accordance with the manner and procedures required under such listing rules and/or applicable laws.

9.	INDEMNITY

9.1.	Each of the Vendor and Purchaser undertakes to indemnify and hold harmless the other Party (including their respective agents, subsidiaries, affiliated or associated companies, their respective directors, officers, employees and agents) against all or any direct costs, charges, expenses (including legal fees), fees, claims, actions, liabilities, demands, proceedings or judgments, to the extent they are properly and reasonably incurred or occasioned, arising out of or in connection with or based on any actual and material breach by the relevant Party of any of the Vendor Warranties (in respect of the Vendor) and any of the Purchaser Warranties (in respect of the Purchaser).

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9.2.	Indemnities contained in Clause 9.1 shall remain in full force and effect notwithstanding completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions herein contained for a period of 18 months from the Completion Date.

9.3.	The indemnity provided under this Clause 9 by each Party shall be the sole and exclusive remedy for any breach of the other Party’s representations, warranties, covenants, or agreements contained in this Agreement. Nothing in this Clause 9 shall limit either Party’s right to seek and obtain any equitable relief to which either Party shall be entitled to, on account of the other Party’s fraudulent, criminal or intentional misconduct.

10.	DISPUTE RESOLUTION

10.1.	Any Dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration administered by the HKIAC (with the seat of arbitration in Hong Kong) in accordance with the HKIAC Administered Arbitration Rules as in force at the date of commencement of the arbitration (“Arbitration Rules”), which rules are deemed to be incorporated by reference into this Clause 10.

10.2.	The arbitration commission shall be the HKIAC and the number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the Arbitration Rules. The presiding arbitrator shall be a Hong Kong-qualified lawyer with prior experience of acting as chairman / presiding arbitrator of international commercial arbitration.

10.3.	Any oral hearing of the arbitration shall be conducted in Hong Kong. The language of arbitration is English (and any Party may elect to have simultaneous Chinese translation of the oral hearings of the arbitration).

10.4.	The arbitral award shall be final and binding on the Parties to the arbitration. By agreeing to arbitration, the Parties to the arbitration waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may validly be made. In particular, no Party to the arbitration may apply to the court to determine any question of law arising in the course of the arbitration, and no Party to the arbitration may appeal to the court on a question of law arising out of an award made in the arbitration.

10.5.	The Parties shall have the right to seek interim injunctive relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed.

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11.	MISCELLANEOUS

11.1.	Costs: The Purchaser shall pay for its own as well as any and all the Vendor’s costs and disbursements of and incidental to this Agreement and the sale and purchase of the Sale Shares (for the Vendor’s costs and disbursements, only the legal costs and the registration fees related to the transfer of the Sale Shares shall be borne by the Purchaser). The Purchaser shall also bear all stamp duty, if any, payable in respect of the transfer of the Sale Shares.

11.2.	Time of the Essence: Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing between or on behalf of the Vendor and the Purchaser, be substituted for them.

11.3.	Further Assurance: Notwithstanding Completion, each Party shall do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect the provisions of this Agreement and the transactions hereby contemplated.

11.4.	Counterparts: This Agreement may be executed in one or more counterparts each of which shall be binding on each Party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any Party unless and until it shall have been executed by or on behalf of all persons expressed to be the Parties.

11.5.	Assignment: This Agreement shall be binding upon and enure for the benefit of the successors of the Parties but shall not be assignable.

11.6.	Entire Agreement: This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties and it is expressly declared that no supplements hereto or variations hereof shall be effective unless made in writing and executed by all the Parties.

11.7.	Announcement: Except as required by law, by any governmental authority, as required pursuant to Clause 8, or otherwise agreed by all the Parties, no publicity release or public announcement concerning the subject matter of this Agreement, or the relationship or involvement of the Parties in the subject matter of this Agreement shall be made by any Party. Notwithstanding the generality of the foregoing, the Parties acknowledge that the Company may be required to make announcement(s) regarding the transactions contemplated herein, in accordance with its disclosure obligations under the listing rules of the SEHK and NYSE, and applicable securities and futures regulations of Hong Kong and the United States.

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11.8.	Amendment: Unless otherwise specifically provided for in this Agreement, any provision of this Agreement may be amended, supplemented or waived only if the Parties agree in writing.

11.9.	Waiver: Any waiver of a breach of any of the terms of this Agreement, or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement. No failure to exercise and no delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing between the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any rights, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

11.10.	Notice: Each notice or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number, if any, set out in this Agreement (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other Parties). All such notices or other communications shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched with a confirmed transmission report.

The Vendor:

Attention:	Kai Qu (瞿恺)

Address:	6F, New Poly Plaza, No. 1 North Chaoyang Street, Dongcheng District, Beijing 100010

Telephone:	+86 10 84096259

Fax No.:	+86 10 64086282

The Purchaser:

Attention:	Mr. Wei Linyi

Address:	21 F Bldg.C, No.1 Zhenwumiao Rd., Xicheng Dist., Beijing, PRC

Telephone:	+86 10 58878589

Fax No.:	+86 10 58369088

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Unless otherwise notified to the Purchaser in accordance with this Clause 11.10, the Vendor confirms that the address and fax number stated in the foregoing shall be appropriate for receipt of service of process, including any legal documents sent by any courts or arbitration institutions.

11.11.	Governing law and jurisdiction: This Agreement and the arbitration agreement contained herein are governed by, and shall be construed in accordance with, the laws of Hong Kong.

11.12.	Governing language: This Agreement is written in English. If this Agreement is translated into another language, the English version shall prevail.

11.13.	Anti-corruption: The Purchaser acknowledges that the Vendor is affiliated with China Investment Corporation (“CIC”). CIC’s anti-corruption and anti-bribery policies can be found on CIC’s website (http://www.china-inv.cn) under the tab “ABOUT CIC”, and then “Ethics Management”. The Purchaser hereby acknowledges receipt of a copy of the CIC’s Anti-corruption and Anti-bribery Statement and agrees to use its reasonable efforts to facilitate the implementation of such policies.

11.14.	Agent for Service: The Purchaser irrevocably appoints Xinxin (HongKong) Capital Co., Limited, c/o SBS Nominee Limited at Unit 802A, 8/F, Fortress Tower, 250 King’s Road, North Point, Hong Kong for the receipt of service of process in Hong Kong.

[The remaining part of this page is intentionally left blank]

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SCHEDULE 1

Completion

Part 1: Vendor’s Obligations at Completion

At Completion, the Vendor shall:

1.	ensure its designated Participant (as defined in the General Rules) gives an irrevocable delivery instruction to effect a book entry settlement of the Sale Shares in accordance with the General Rules and the CCASS Operational Procedures issued by HKSCC from time to time to the credit of the Stock Account (as defined in the General Rules) of the Purchaser’s designated Participant with CCASS in accordance with the details provided by the Purchaser to the Vendor prior to Completion;

2.	deliver or cause to be delivered to the Purchaser:

(a)	sold note in respect of the Sale Shares in favour of the Purchaser Nominee duly executed by such Vendor;

(b)	all power of attorney or other authorities under which sold note (if applicable) in respect of the Sale Shares having been executed;

(c)	evidence satisfactory to the Purchaser of the Vendor having given delivery instruction referred to in paragraph 1 above in respect of the Sale Shares duly executed by or on behalf of the Vendor;

(d)	an original or certified true copy of a resolution of the board of directors of the Vendor approving the sale of the Sale Shares to the Purchaser Nominee on the terms of this Agreement and authorising the execution of and the performance by the Vendor of its obligations under this Agreement; and

(e)	a copy of a written request from the Vendor to the Company’s principal share registrar in the Cayman Islands to register the Purchaser as the registered holder of the Sale Shares.

Part 2: Purchaser’s Obligations at Completion

At Completion, the Purchaser shall:

1.	(through the Purchaser Nominee) pay the Consideration in Hong Kong dollars by wire transfer in immediately available funds for a sum equal to the Consideration (net of any bank charges) to the following account, details of which are listed below:

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Market Name	ISO Country Code	Security Type (1)				Global Custodian BIC	Subcustodian Name	Subcustodian BIC / Place of Safekeeping	CSD Local ID
		E	CB	GB	TB
Hong Kong	HK	X				IRVTBEBB	Hongkong and Shanghai Banking Corporation, Hong Kong	HSBCHKHH	C00019

CSD Name	CSD BIC / Place of Settlement	CSD DSS Code	Account Name and Reference information (2)	Sub Custodian Address for Physical Deliveries (3)

Hong Kong Securities Clearing Company Ltd	XHKCHKH1	CCAS	Omnibus Account : The Bank of NewYork A/C 567-690284-085 COUNTRY HILL LIMITED a/c 931061	The Hongkong and Shanghai Banking Corporation Limited Sub-Custody and Clearing, HSBC Securities Services 2/F, Skyway House, 3 Sham Mong Road, Kowloon, Hong Kong

2.	deliver to the Vendor:

(a)	for inspection, bought notes in respect of the Sale Shares in favour of the Vendor duly executed by the Purchaser Nominee;

(b)	an original or certified true copy of a resolution of the board of directors of the Purchaser approving the purchase of the Sale Shares on the terms of this Agreement and authorising the execution of and the performance by the Purchaser of its obligations under this Agreement; and

(c)	evidence satisfactory to the Vendor of having drawn a cheque for HKD 4,050,000 (being the amount of stamp duty calculated on the Consideration and payable by the Purchaser (or Purchaser Nominee) in respect of the transfer of the Sale Shares in accordance with Clause 11.1) drawn in favour of the Government of the Hong Kong or such other relevant governmental authority.

{Signatures on the next page}

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EXECUTION PAGE

IN WITNESS WHEREOF this Agreement has been executed on the date written above.

SIGNED by	)
_______________________	)
for and on behalf of	)
COUNTRY HILL LIMITED	)
in the presence of:	)
Authorised Signatory

Signature of witness

Name of witness

{Purchaser’s signatures on the next page}

EXECUTION PAGE TO SHARE PURCHASE AGREEMENT

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SIGNED by	)
_______________________	)
for and on behalf of	)
CHINA INTEGRATED CIRCUIT	)
INDUSTRY INVESTMENT FUND CO.,	)
LTD. (国家集成电路产业投资基金股份
有限公司)
in the presence of:
Authorised Signatory

Signature of witness

Name of witness

EXECUTION PAGE TO SHARE PURCHASE AGREEMENT

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